    FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 2000.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                        TRICON GLOBAL RESTAURANTS, INC.

             (Exact name of Registrant as specified in its charter)

        NORTH CAROLINA                13-3951308
 (State or other jurisdiction      (I.R.S. Employer
     of incorporation or         Identification No.)
        organization)

                               1441 GARDINER LANE
                           LOUISVILLE, KENTUCKY 40213
                                 (502) 874-8300
              (Address, including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Office)

                          CHRISTIAN L. CAMPBELL, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        TRICON GLOBAL RESTAURANTS, INC.
                               1441 GARDINER LANE
                           LOUISVILLE, KENTUCKY 40213
                                 (502) 874-8300
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF SECURITIES                 AMOUNT TO       OFFERING PRICE PER        AGGREGATE            AMOUNT OF
           TO BE REGISTERED                 BE REGISTERED          SHARE(1)         OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, no par value.............   2,000,000 shares           $30.5             $61,000,000            $16,104
Preferred Stock Purchase Rights(2).....         None                 None                 None                 None

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange Composite Tape on September 18, 2000.

(2) Any value attributable to the Preferred Stock Purchase Rights is reflected in the value of the Common Stock. Because no separate consideration is paid for the Preferred Stock Purchase Rights, the registration fee for such securities is included in the fee for the Common Stock.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                   TRICON GLOBAL RESTAURANTS, INC. YUM DIRECT
   A Direct Purchase Program For TRICON Global Restaurants, Inc. Common Stock

    TRICON Global Restaurants, Inc. ("Tricon" or the "Company") is pleased to offer you the opportunity to participate in TRICON Global Restaurants, Inc. YUM Direct ("YUM Direct" or the "Program"), a convenient and low-cost stock purchase program available for new investors to make an initial purchase, and for existing investors to increase their holdings of Tricon common stock.

PROGRAM HIGHLIGHTS INCLUDE:

    - Invest in Tricon common stock through a convenient, low-cost method;

    - Build your investment over time, starting with as little as $250 for new investors--$25 for existing investors;

    - Invest in shares directly by check, money order or bank draft;

    - Authorize automatic monthly investments from your checking or savings account;

    - Invest up to $250,000 per year; and

    - Elect to have future dividends, if any, automatically reinvested (no dividends have been paid on Tricon common stock to date).

    This prospectus relates to 2,000,000 shares of Tricon common stock, to be offered for purchase under YUM Direct.

    Please read this prospectus carefully and keep it and any future investment statements for future reference. If you have any questions about YUM Direct, please call EquiServe, L.P. ("EquiServe"), the Program Administrator, toll free at 1-888-439-4YUM. Customer service representatives are available between the hours of 9:00 A.M. and 6:00 P.M. Eastern time, Monday through Friday. Calls may be placed to the EquiServe automated line 24 hours a day, seven days a week. The shares of Tricon common stock being offered are not insured or protected by any governmental agency, and involve investment risk, including the possible loss of principal.

    Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be offered by this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through YUM Direct are offered only through a registered broker-dealer in those jurisdictions.

               The date of this prospectus is September   , 2000.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                   --------
The Company......................................................      3
Cautionary Statement Regarding Forward-Looking Information.......      4
Information About YUM Direct.....................................      5
 1.  What is YUM Direct?.........................................      5
 2.  What options are available under the Program?...............      5
 3.  Who is eligible to participate in YUM Direct?...............      5
 4.  Can non-U.S. citizens participate in YUM Direct?............      5
 5.  How does a Tricon shareholder participate in YUM Direct?....      5
 6.  I already own shares, but they are held by my bank or broker      6
       and registered in "street name." How can I participate in
       the Program?..............................................
 7.  I am not currently a Tricon shareholder. How do I enroll in       6
       the Program?..............................................
 8.  Are there fees associated with participation?...............      6
 9.  What if the Company should commence paying dividends in the       7
       future?...................................................
10.  How do I make an additional investment in Tricon common           7
       stock?....................................................
11.  What are the minimum and maximum investment amounts?........      8
12.  When will shares be purchased under the Program?............      8
13.  At what price will shares be purchased?.....................      8
14.  Will fractional shares be purchased?........................      8
15.  How are investments with "returned funds" handled?..........      9
16.  Will interest be paid on YUM Direct accounts?...............      9
17.  What is the source of Tricon common stock purchased through       9
       the Program?..............................................
18.  Who will hold the shares purchased through YUM Direct?......      9
19.  How may I obtain a stock certificate?.......................      9
20.  May I add my certificate shares of Tricon common stock to         9
       YUM Direct for safekeeping?...............................
21.  How may I sell shares I hold through the Program?...........     10
22.  Can I transfer shares that I hold in the Program to someone      10
       else?.....................................................
23.  I've just moved. How can I request a change of address or        10
       update other personal data?...............................
24.  How may I modify or close my YUM Direct account?............     10
25.  Who administers YUM Direct? How do I contact them?..........     11
26.  What reports will I receive?................................     11
27.  What if Tricon issues a stock dividend or declares a stock       12
       split or rights offering?.................................
28.  How do I vote my YUM Direct shares at shareholders'              12
       meetings?.................................................
29.  Can the Program be changed or terminated?...................     12
30.  What are the responsibilities of EquiServe?.................     12
31.  What are the federal income tax consequences of                  12
       participating in the Program?.............................
32.  Where can I find more information?..........................     13
Incorporation of Information Tricon Files with the SEC...........     13
Use of Proceeds..................................................     14
Legal Opinions...................................................     14
Experts..........................................................     15

THE COMPANY

    Tricon is the world's largest quick service restaurant ("QSR") company based on number of system units, with 30,000 units in over 100 countries and territories. The Tricon organization is currently made up of four operating companies organized around its three core concepts, KFC, Pizza Hut and Taco Bell (each, a "Concept" and collectively, the "Concepts"). The four operating companies are KFC, Pizza Hut, Taco Bell and Tricon Restaurants International ("Tricon International"). Tricon was incorporated under the laws of the state of North Carolina in 1997. Prior to October 6, 1997, the business of the Company was conducted by PepsiCo, Inc. through various subsidiaries and divisions.

    Through its three widely-recognized Concepts, the Company develops, operates, franchises and licenses a worldwide system of restaurants which prepare, package and sell a menu of competitively priced food items. These restaurants are operated by the Company or, under the terms of franchise or license agreements, by franchisees or licensees who are independent third parties, or by international affiliates in which the Company owns a non-controlling equity interest.

    The Company's franchise program is designed to assure consistency and quality, and the Company is selective in granting franchises. Under the standard franchise agreement, franchisees supply capital--initially by paying a franchise fee, purchasing or leasing the land and building and purchasing equipment, signs, seating, inventories and supplies, and over the longer term, by reinvesting in the business. Franchisees then contribute to the Company's revenues through the payment of royalties based on a percentage of sales. The Company believes that it is important to maintain strong and open relationships with its franchisees and their representatives. To this end, the Company invests a significant amount of time working with the franchisee community and their representative organizations on all aspects of the business, ranging from new products to new equipment to new management techniques.

    Tricon is engaged in the development, operation, franchising and licensing of a system of both traditional and non-traditional QSR units. Non-traditional units include express units and kiosks which have a more limited menu and operate in non-traditional locations like airports, gas and convenience stores, stadiums, amusement parks and colleges, where a full-scale traditional outlet would not be practical or efficient. In each Concept, consumers can dine in and/or carry out food. In addition, Taco Bell and KFC offer a drive-thru option in many stores, and Pizza Hut offers a drive-thru option on a much more limited basis. Pizza Hut and, on a much more limited basis, KFC offer delivery service. Each Concept has proprietary menu items and emphasizes the preparation of food with high quality ingredients as well as unique recipes and special seasonings to provide appealing, tasty and attractive food at competitive prices.

    Following is a brief description of each Concept:

KFC

    KFC was founded in Corbin, Kentucky, by Colonel Harland D. Sanders, an early developer of the quick service food business and a pioneer of the restaurant franchise concept. While product offerings vary throughout the worldwide system, all KFC restaurants offer fried chicken products and many also offer non-fried chicken-on-the-bone products. These products are marketed under the names Original Recipe, Extra Tasty Crispy and Tender Roast, among others. Other principal entree items include chicken sandwiches and Colonel's Crispy Strips, and seasonally, Chunky Chicken Pot Pies. KFC restaurants also offer a variety of side items, such as biscuits, mashed potatoes and gravy, coleslaw, corn, Potato Wedges (in the U.S.) and french fries (outside of the U.S.), as well as desserts and non-alcoholic beverages. Their decor is characterized by the image of the Colonel and KFC's distinctive packaging includes the "Bucket" of chicken. KFC is the leader in the U.S. chicken QSR segment among companies featuring chicken as their primary product offering.

PIZZA HUT

    Pizza Hut operates throughout the world and features a variety of pizzas, including The Big New Yorker, Pan Pizza, Thin n' Crispy, Pizzeria Stuffed Crust and Hand Tossed, each offered with a variety of different toppings. Pizza Hut also features beverages and, in some restaurants, breadsticks, pasta, salads and sandwiches. The distinctive Pizza Hut decor features a bright red roof. The first Pizza Hut restaurant was opened in 1958 in Wichita, Kansas, and within a year, the first franchise unit was opened. Pizza Hut is the largest restaurant chain in the world specializing in the sale of ready-to-eat pizza products.

TACO BELL

    Taco Bell operates in a number of countries and territories throughout the world and specializes in Mexican style food products, including various types of tacos, burritos, Gorditas, Chalupas, salads, nachos and other related items. Taco Bell units feature a distinctive bell logo on their signage. The first Taco Bell restaurant was opened in 1962 by Glen Bell in Downey, California, and in 1964, the first Taco Bell franchise was sold. Taco Bell is the leader in the U.S. Mexican QSR segment.

TRICON INTERNATIONAL

    The international operations of the three Tricon Concepts are consolidated into a separate international operating company, which has directed its focus toward generating more system growth through franchisees and concentrating its development of Company units in those markets with sufficient scale. Tricon International has developed global systems and tools designed to improve marketing, operations consistency, product delivery, market planning and development and franchise support capability.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    This Prospectus, any accompanying Prospectus Supplement and the information incorporated by reference herein and therein contains various "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those identified by the words "believes," "anticipates," "expects" and similar expressions. These "forward-looking" statements reflect management's expectations and are based upon data available at the time the statements were made; however, actual results are subject to future events and uncertainties, which could materially impact actual performance. Factors that can cause actual results to differ include, but are not limited to, economic and political conditions in the countries and territories where the Company operates; the impact of such conditions on consumer spending and currency exchange rates; pricing pressures resulting from competitive discounting; new product and concept development by the Company and other food industry competitors; the success of the Company's refranchising strategy; fluctuations in commodity prices; supplier contracts; business viability of the Company's key distributor and franchise operators; the ability to secure alternative distribution to Company restaurants at competitive rates; and actuarially determined casualty loss estimates. Additional factors that may cause results to differ are described in the Company's Forms 10-Q and 10-K (including the Form 10-K filed March 6, 2000) filed with the Securities and Exchange Commission, and are incorporated by reference.

INFORMATION ABOUT YUM DIRECT

    The following questions and answers explain and set forth the terms of YUM Direct.

1.  WHAT IS YUM DIRECT?

    YUM Direct is a convenient and low-cost purchase program available to new investors to make an initial purchase, and to existing shareholders to increase their holdings, of Tricon common stock. Participants in the Program may elect to make optional cash investments through the Program Administrator, EquiServe, and/or to have future dividends, if any, automatically reinvested in Tricon common stock. (No dividends have been paid on the common stock to date--see Question 9 for additional information.)

    Participation in YUM Direct is entirely voluntary, and no advice is given regarding your decision to join the Program. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience.

2.  WHAT OPTIONS ARE AVAILABLE UNDER THE PROGRAM?

    YUM Direct allows participants to:

    - Make initial investments in Tricon common stock through the Program;

    - Make additional cash investments in Tricon common stock, including the option of making automatic monthly purchases through authorized deductions from a designated checking or savings account; and

    - Have future common stock dividends, if any, automatically reinvested in additional shares of Tricon common stock. (No dividends have been paid on the common stock to date--see Question 9 for additional information.)

    Please refer to Question 8 for details on fees to be paid by participants, to Question 9 for further information regarding dividend reinvestment and to Question 10 for further information regarding the methods of making additional cash investments.

3.  WHO IS ELIGIBLE TO PARTICIPATE IN YUM DIRECT?

    All U.S. citizens are eligible to participate in YUM Direct whether or not they are currently shareholders of Tricon.

4.  CAN NON-U.S. CITIZENS PARTICIPATE IN YUM DIRECT?

    Yes. If you are not a U.S. citizen, you can participate in YUM Direct, provided there are no laws or governmental regulations that would prohibit participation or that would affect the terms of the Program. Tricon reserves the right to prohibit or terminate participation of any shareholder if it deems it advisable under any applicable laws or regulations. All Program funds must be in U.S. funds and drawn on a U.S. bank. If you are outside the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, checks clearing through non-U.S. banks are not accepted. Also, third party checks are not accepted. Please contact your local bank for details on how to complete the transaction.

5.  HOW DOES A TRICON SHAREHOLDER PARTICIPATE IN YUM DIRECT?

    If you are already a Tricon shareholder of record (that is, if you own shares that are registered in your name, not your bank's or broker's), and have received this Prospectus, you may send in additional cash investments if you choose.

6. I ALREADY OWN SHARES, BUT THEY ARE HELD BY MY BANK OR BROKER AND REGISTERED IN "STREET NAME." HOW CAN I PARTICIPATE IN THE PROGRAM?

    If your shares of Tricon common stock are registered in the name of a bank, broker or other nominee, you have two alternatives to participate. You may arrange for that bank, broker or nominee to register at least one share directly in your name in order to be eligible to participate. As an alternative, you may also enroll in the Program in the same manner as someone who is not currently a Tricon shareholder (see Question 7 for more information).

7.  I AM NOT CURRENTLY A TRICON SHAREHOLDER. HOW DO I ENROLL IN THE PROGRAM?

    If you do not currently own any Tricon common stock and you wish to become a shareholder and a participant in YUM Direct, you may enroll in the Program by completing an enrollment form and sending with it an initial investment amount of at least $250 and no more than $250,000. Initial cash investments can be made by check, money order or bank draft made payable to EquiServe and sent to EquiServe, as the Program Administrator, at the address listed on the enrollment form. All money must be in U.S. funds and drawn on a U.S. bank. If you are outside the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, checks clearing through non-U.S. banks are not accepted. Also, third party checks are not accepted.

8.  ARE THERE FEES ASSOCIATED WITH PARTICIPATION?

    The Program Administrator will deduct a service charge for each transaction made by you, whether the transaction is your initial investment, an additional investment or a sale of shares held through YUM Direct. A one-time fee of $10 will be deducted from your initial investment, as well as your proportionate share of brokerage commissions on the transaction (historically, about $0.03 per share on purchase transactions). For an additional investment, the fee is $5 per transaction or $2 if the purchase is made via an automatic monthly withdrawal from your bank account. In addition, you will be charged your proportionate share of brokerage commissions on each purchase transaction (historically, about $0.03 per share).

    If you request a sale of some or all of your shares held in the Program, you will be charged a service charge of $15 per transaction, plus your proportionate share of brokerage commissions on the transaction (historically, about $0.12 per share on sale transactions).

    The fees associated with participation in the Program are summarized in the following chart:

                            COSTS TO THE PARTICIPANT

                                                                                                BROKERAGE
                                    ONE-TIME FEE                TRANSACTION FEE                COMMISSION
                             ---------------------------  ---------------------------  ---------------------------
          Initial               $10 deducted directly                None                  Historically, about
      Investment Fee              from the initial                                           $0.03 per share
            For                 investment received.
   First-time Investors
  Additional Investments                None                  $5 per transaction           Historically, about
                                                            ($2 per transaction if           $0.03 per share
                                                            automatic monthly bank
                                                              account withdrawal)
           Sales                        None                  $15 per transaction          Historically, about
                                                                                             $0.12 per share
      Returned Funds                     $25                         None                         None
                              See Question 15 for More
                                     Information

9.  WHAT IF THE COMPANY SHOULD COMMENCE PAYING DIVIDENDS IN THE FUTURE?

    Tricon has not paid dividends on its common stock to date. The payment of future dividends is subject to the discretion of Tricon's Board of Directors, the financial condition of Tricon and other factors. If dividends on Tricon common stock were instituted at any time in the future, you could elect to either receive such dividends in cash or to reinvest them in the purchase of additional shares. The options available to you would be as follows:

    - FULL DIVIDEND REINVESTMENT. If you select this option, the Program Administrator would apply cash dividends on all of your Tricon common stock toward the purchase of additional shares of Tricon common stock.

    - PARTIAL DIVIDEND REINVESTMENT. If you select this option, the Program Administrator would apply the cash dividends on the specified shares of Tricon common stock toward the purchase of additional shares. We would continue to pay you cash dividends on the remaining shares of Tricon common stock then owned by you.

    - NO DIVIDEND REINVESTMENT. If you select this option, cash dividends would not be reinvested. Instead, you would receive a check for cash dividends on all of your Tricon common stock.

    You would be able to change your election at any time by either completing and submitting a new enrollment form by mail or online, or by contacting EquiServe, the Program Administrator, directly at 1-888-439-4YUM.

10. HOW DO I MAKE AN ADDITIONAL INVESTMENT IN TRICON COMMON STOCK?

    You may make additional investments in Tricon common stock by choosing between the following options:

    - CHECK. You may send EquiServe, the Program Administrator, a check, money order or bank draft made payable to EquiServe in U.S. dollars and drawn on a U.S. bank. If you are outside the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, checks clearing through non-U.S. banks are not accepted. Third party checks are also not accepted. All checks, money orders and bank drafts should be sent to EquiServe at the address listed on the additional investment tear-off form attached to each statement you receive, or, if making an initial investment, with the enrollment form.

    - AUTOMATIC DEDUCTION FROM BANK ACCOUNT. As an alternative to sending checks, you may elect to have funds automatically deducted every month from your checking or savings account at a qualified financial institution. You may elect this option by simply completing and signing the automatic monthly investment form, providing the necessary information, together with a voided blank check or checking or savings account deposit slip, and designating the amount, account number and U.S. bank routing number from which the funds are to be withdrawn each month. Automatic investment forms are available from EquiServe, the Program Administrator. You may change the amount of funds to be deducted or terminate an automatic monthly investment of funds by either calling EquiServe at 1-888-439-4YUM or by completing and submitting to EquiServe a new automatic investment form. To be effective, the automatic investment form must be received by EquiServe before the last business day of the prior month. Also, you can cancel any purchase scheduled to be made by automatic investment, provided the request is received by EquiServe at least seven business days prior to the date of the scheduled deduction. See Question 12 for information regarding investment dates.

11. WHAT ARE THE MINIMUM AND MAXIMUM INVESTMENT AMOUNTS?

    If you are a registered Tricon shareholder, your investments in Tricon common stock must be for a minimum of $25 and may not exceed $250,000 per calendar year. Whether participating through use of a personal check, money order or bank draft, or through the automatic investment feature, the $25 minimum and $250,000 annual investment maximum apply. If you are not a registered shareholder and are a first-time investor in YUM Direct, your initial investment must be for at least $250 and cannot exceed the $250,000 annual investment maximum. All amounts must be in U.S. dollars and drawn on a U.S. bank. If you are outside the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, checks clearing through non-U.S. banks are not accepted. Third party checks are also not accepted.

12. WHEN WILL SHARES BE PURCHASED UNDER THE PROGRAM?

    GENERAL. The Program Administrator will buy Tricon common stock in the open market through a registered broker-dealer on Friday of each week if your funds are received at least two business days before that Friday. If any FRIDAY is not a day on which the New York Stock Exchange is open, or falls on a day, which is not a business day in Massachusetts, then the investment will occur on the next succeeding business day. In the event the Program Administrator is unable to complete all required purchases on any Friday, additional purchases may be made on the next succeeding business day.

    If you are mailing your investment, the Program Administrator must receive your investment request and the applicable check by 12:00 p.m. Eastern time, two business days prior to an investment date in order to receive the funds in time for the investment deadline.

    Additional investments not received before the applicable investment date deadline will not be invested until the next succeeding investment date. The Program Administrator will commingle all funds received from participants. No interest will be paid on any funds held by the Program Administrator between investment dates. Once you have placed your order, you may not request a cash refund or otherwise change your order.

    AUTOMATIC MONTHLY INVESTMENTS. If you elect this option, your funds will be debited from your bank account on the 25th day of each month. If the 25th day of the month is a weekend or holiday, the debit date will be the next succeeding business day. The funds will be invested the first investment of the following month.

    DIVIDEND REINVESTMENTS. If you are reinvesting all or part of your dividends and the dividend payment falls on a cash investment date then the funds will be commingled and invested together. If the dividend payment date falls on a day other than a cash investment date, the funds will be invested on the first cash investment date following the dividend payable date. (No dividends have been paid on the common stock to date. See Question 9 for additional information.)

13. AT WHAT PRICE WILL SHARES BE PURCHASED?

    Your purchase price will be the weighted average purchase price per share for all shares purchased under the Program on a given investment date.

14. WILL FRACTIONAL SHARES BE PURCHASED?

    If any optional investment or dividend reinvestment is not sufficient to purchase a whole share of Tricon common stock, a fractional share equivalent will be credited to your account.

15. HOW ARE INVESTMENTS WITH "RETURNED FUNDS" HANDLED?

    In the event that any check or other deposit is returned unpaid for any reason or your predesignated bank account does not have sufficient funds for an automatic deduction, there is a $25 returned funds charge and the Program Administrator will consider the request for that purchase null and void and will immediately remove from your YUM Direct account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the amount due, the Program Administrator may sell the number of shares from your YUM Direct account as necessary to satisfy the balance due and the returned funds charge.

16. WILL INTEREST BE PAID ON YUM DIRECT ACCOUNTS?

    No interest will be paid on amounts held pending investments.

17. WHAT IS THE SOURCE OF TRICON COMMON STOCK PURCHASED THROUGH THE PROGRAM?

    Shares are usually purchased in the open market through a registered broker-dealer; however, at Tricon's option, newly issued or reacquired shares may be purchased directly from Tricon (at the per share closing price on the New York Stock Exchange on the investment date). Share purchases in the open market may be made on any stock exchange where Tricon common stock is traded or by negotiated transactions on such terms as the Program Administrator may reasonably determine. Neither Tricon nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Program Administrator.

18. WHO WILL HOLD THE SHARES PURCHASED THROUGH YUM DIRECT?

    Shares purchased through YUM Direct are held in safekeeping in book-entry form on the Program Administrator's records. The number of shares (including fractional shares) held for each participant will be shown on each account statement.

19. HOW MAY I OBTAIN A STOCK CERTIFICATE?

    You may obtain a certificate (at no cost) for some or all of your whole shares at any time by simply requesting the Program Administrator to withdraw shares from your YUM Direct account. You may make such a request by:

    - using the tear-off form attached to your YUM Direct account statement; or

    - calling the Program Administrator at 1-888-439-4YUM.

    Certificates are normally issued to participants within three business days after receipt of the request. Withdrawing shares from your Program account would not affect your dividend reinvestment election--should dividends on the common stock be instituted at some time in the future. (Dividends, if paid, would continue to be reinvested unless a new election were made.) No certificates will be issued for fractional shares of common stock; instead, the market value of any fractional share will be paid in cash.

20. MAY I ADD MY CERTIFICATE SHARES OF TRICON COMMON STOCK TO YUM DIRECT FOR SAFEKEEPING?

    At the time of enrollment in the Program or at any later time, you may use the Program's share certificate safekeeping service to deposit with the Program Administrator any Tricon common stock certificates in your possession and registered in your name. To combine shares held in certificate form with shares held in your YUM Direct account, you must complete the tear-off form attached to your account statement and submit it with your certificates to the address on the tear-off form. There is no charge for this service. The certificates do not need to be endorsed. You should send your stock certificates by certified, registered or insured mail, or by some other safe means, because you bear the risk of loss in transit.

21. HOW MAY I SELL SHARES I HOLD THROUGH THE PROGRAM?

    Shares held in your YUM Direct account can be sold on your behalf by either calling the Program Administrator directly at 1-888-439-4YUM or by completing and submitting the tear-off form attached to your account statement. Upon receipt of a request to sell some or all of your shares, the Program Administrator will cause your shares to be sold on the open market within three business days of receipt of your request and will send you the proceeds less a service charge of $15 and applicable brokerage commissions. The market value of any fractional share will be paid in cash. Proceeds are normally paid by check, which are distributed within five business days after the sale.

    You should be aware that the price of Tricon common stock may rise or fall during the period between a request for sale, its receipt by the Program Administrator and the ultimate sale on the open market. In addition, if a request to sell all of your Program shares and close your Program account were received by the Program Administrator after the seventh business day preceding a dividend payable date (should cash dividends on the common stock be instituted at some time in the future), the sale would be postponed and your account would not be closed until after you received the shares resulting from the pending dividend reinvestment. Instructions sent to the Program Administrator to sell shares are binding. You may not change or rescind a sell order.

22. CAN I TRANSFER SHARES THAT I HOLD IN THE PROGRAM TO SOMEONE ELSE?

    You may transfer ownership of some or all of your shares held through YUM Direct. You may call the Program Administrator at 1-888-439-4YUM for complete transfer instructions. You will be asked to send to the Program Administrator written transfer instructions. Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the participant's account. A notary is not sufficient.

    You may transfer shares to new or existing Tricon shareholders. However, a new YUM Direct account will not be opened for a transferee as a result of a transfer of less than one full share. If you open a new YUM Direct account for a transferee, you must include an enrollment form with the gift/ transfer instructions.

23. I'VE JUST MOVED. HOW CAN I REQUEST A CHANGE OF ADDRESS OR UPDATE OTHER PERSONAL DATA?

    It is important that our records contain your most up-to-date personal data. If you need to request a change, you may call the Program Administrator at 1-888-439-4YUM or write to them at the address listed under Question 25.

24. HOW MAY I MODIFY OR CLOSE MY YUM DIRECT ACCOUNT?

    You can modify or close your YUM Direct account at any time by either
(i) calling EquiServe, the Program Administrator, at 1-888-439-4YUM or,
(ii) providing EquiServe with written instructions delivered to the address listed under Question 25, provided your notification is received by the third business day preceding a dividend record date (should cash dividends on the common stock be instituted at some time in the future). If a request to either sell all of your shares or to stop dividend reinvestment were received after the seventh business day preceding the dividend payable date, the request would not be implemented until after you received the shares resulting from the pending dividend reinvestment.

    Your elections under the Program can be changed or discontinued as follows:

    - Completing and submitting an authorization form by mail or calling EquiServe at 1-888-439-4YUM and changing your elections regarding investments by automatic bank deduction and/or dividend reinvestment while still keeping your shares in your YUM Direct account; or

    - Closing your YUM Direct account by requesting (by mail or telephone) that all shares be issued in the form of a stock certificate and a check be issued for the value of any fractional share. If you made this election and your request was received after the seventh business day preceding a dividend payable date (should dividends on the common stock be instituted at some time in the future), the transaction would be postponed and your account would not be closed until after you received the shares resulting from the pending dividend reinvestment (see Question 19 for additional information on obtaining a stock certificate); or

    - Alternatively, you may close your YUM Direct account by requesting (by mail or telephone) that all shares be sold on the open market and a check be remitted to you for the proceeds for all full and fractional shares, less a service charge of $15 and applicable broker commissions and fees. If you made this election and your request was received after the seventh business day preceding a payable date (should dividends on the common stock be instituted at some time in the future), the sale would be postponed and your account would not be closed until after you received the shares resulting from the pending dividend reinvestment.

25. WHO ADMINISTERS YUM DIRECT? HOW DO I CONTACT THEM?

    EquiServe, as Administrator of the Program, directs the purchase of and holds shares of Tricon common stock acquired under YUM Direct, keeps records, sends statements of account activity to participants and performs other related duties.

    You may contact the Program Administrator by writing to:

                      Tricon Global Restaurants YUM Direct
                              c/o EquiServe, L.P.
                                 P.O. Box 8038
                             Boston, MA 02266-8038

    You may also telephone the Program Administrator toll free at 1-888-439-4YUM, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 6:00 P.M. Eastern time, Monday through Friday.

26. WHAT REPORTS WILL I RECEIVE?

    Easy to read statements of your calendar year-to-date account activity will be sent to you after the settlement of each Program transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits or withdrawals. Please notify the Program Administrator promptly at either the address or telephone number listed under Question 25 if your address changes.

    In addition, you will receive copies of the same communications sent to all other holders of Tricon common stock, such as annual reports and proxy statements. You will also receive Internal Revenue Service information returns, if required.

    Please retain all transaction statements for your records. The statements contain important tax and other information.

27. WHAT IF TRICON ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT OR RIGHTS OFFERING?

    Any stock dividends or split shares distributed by Tricon to holders of common stock held in YUM Direct accounts will be added to your account balance. You will receive a statement indicating the number of shares distributed or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a YUM Direct account.

28. HOW DO I VOTE MY YUM DIRECT SHARES AT SHAREHOLDERS' MEETINGS?

    In connection with any meeting of Tricon shareholders, you will receive proxy materials, including a proxy card representing both the shares for which you hold physical certificates and the shares held in your YUM Direct account. Those shares will be voted as you indicate on your proxy card, whether mailed or voted by telephone or the Internet. Fractional shares will be voted. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with the recommendations of Tricon's Board of Directors. This is the same procedure that is followed for all other shareholders who return signed proxy cards or vote by telephone or online and do not provide voting instructions. If you do not return the proxy card or vote by telephone or online, or if you do not sign or electronically acknowledge it, none of your shares will be voted.

29. CAN THE PROGRAM BE CHANGED OR TERMINATED?

    Tricon and the Program Administrator may suspend, modify or terminate the Program at any time. All participants will receive notice of any suspension, modification or termination. If YUM Direct is terminated, certificates for whole shares held in your YUM Direct account will be issued and a cash payment will be made for any fractional share.

    The Program Administrator also may terminate your YUM Direct account if you do not own at least one whole share of Tricon common stock. In the event your YUM Direct account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.

30. WHAT ARE THE RESPONSIBILITIES OF EQUISERVE?

    EquiServe acts as the Program Administrator of YUM Direct. The Program Administrator keeps records, sends statements of account to participants and performs other duties relating to the program.

    Neither Tricon nor EquiServe will be liable for any act or omission to act, which was done in good faith, including any claim of liability arising out of the failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased.

    Neither Tricon nor EquiServe can assure you of a profit or protect you against a loss with respect to shares purchased through YUM Direct.

31. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE
    PROGRAM?

    Participants in the Program are advised to consult their own tax advisors with respect to the tax consequences of participation in YUM Direct (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

    Cash dividends, if any, reinvested under the Program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends, if any, paid to you during a calendar year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each year.

    You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your YUM Direct account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the Program. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares). In order to determine the tax basis for shares in your account, you should retain all account transaction statements.

    Program participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends, if any, paid on shares held in the Program. Where applicable, this withholding tax generally is imposed at the rate of 30%; but this rate may be reduced by treaty between the U.S. and the country in which the participant resides.

    Dividends, if any, paid on shares in YUM Direct accounts (see Question 9 for additional information) may be subject to the "backup withholding" provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, then the Program Administrator must withhold 31% from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares.

32. WHERE CAN I FIND MORE INFORMATION?

    Tricon files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This prospectus constitutes part of a registration statement on Form S-3 filed by Tricon under the Securities Act of 1933 (the "Securities Act"). As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF INFORMATION TRICON FILES WITH THE SEC

    The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC, which means:

    - incorporated documents are considered part of this prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

    1. Our annual report on Form 10-K for the fiscal year ended December 25, 1999, filed on March 6, 2000.

    2.  Our quarterly report on Form 10-Q filed July 25, 2000.

    3.  Our current reports on Form 8-K filed February 1, February 10,
       April 27, May 15, July 20, August 10, August 30, and September 19, 2000.

    4. Our registration statement on Form 10 filed on July 2, 1997, as amended on July 28, August 20, August 21, and August 27, 1997.

    5.  Our registration statement on Form 8-A filed on July 31, 1998.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the shares of common stock offered by this prospectus:

    - reports filed under Section 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                        TRICON Global Restaurants, Inc.
                               1441 Gardiner Lane
                           Louisville, Kentucky 40213
                         Attention: Investor Relations
                           Telephone: (502) 874-1000

USE OF PROCEEDS

    Tricon will receive proceeds from the purchase of common stock through YUM Direct only to the extent that such purchases are made directly from Tricon, and not from open market purchases by EquiServe. Any proceeds received by us (which cannot be estimated) will be used for general corporate purposes.

LEGAL OPINIONS

    The legality of the common stock covered by this prospectus has been passed upon for Tricon by Christian L. Campbell, Esq., Senior Vice President, General Counsel and Secretary of Tricon. Mr. Campbell beneficially owns 3,321 shares of Tricon common stock and options to purchase an additional 219,275 shares of Tricon common stock, and has the right to receive 36,337 shares of Tricon common stock under the Executive Income Deferral Plan. Mr. Campbell has options to purchase Tricon common stock as a participant in an employee benefit plan.

EXPERTS

    The consolidated financial statements of Tricon as of December 25, 1999 and December 26, 1998 and for each of the years in the three-year period ended December 25, 1999, have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of KPMG LLP, independent auditors, incorporated by reference in this prospectus and upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All amounts shown (other than the SEC registration fee) are estimates subject to future contingencies.

SEC Registration Fee........................................  $16,104.00
Legal Fees and Expenses.....................................    2,000.00
Printing and Distribution of Prospectus.....................   40,000.00
Accounting Fees and Expenses................................    9,000.00
Miscellaneous Expenses......................................          --
                                                              ----------
    Total...................................................  $67,104.00
                                                              ==========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act ("NCBCA") provide as follows:

    Section 55-8-50 Policy statement and definitions.

    (a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized in this Part.

    (b) Definitions in this Part:

        (1) "Corporation" includes any domestic or foreign corporation absorbed in a merger which, if its separate existence had continued, would have had the obligation or power to indemnify its directors, officers, employees, or agents, so that a person who would have been entitled to receive or request indemnification from such corporation if its separate existence had continued shall stand in the same position under this Part with respect to the surviving corporation.

        (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

        (3) "Expenses" means expenses of every kind incurred in defending a proceeding, including counsel fees.

        (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

        (4a) "Officer", "employee", or "agent" includes, unless the context requires otherwise, the estate or personal representative of a person who acted in that capacity.

        (5) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

        (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

        (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

    Section 55-8-51 Authority to indemnify.

    (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

        (1) He conducted himself in good faith; and

        (2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

        (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

    (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

    (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

    (d) A corporation may not indemnify a director under this section:

        (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

        (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

    (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

    (f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

    Section 55-8-52 Mandatory indemnification.

    Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

    Section 55-8-53 Advance for expenses.

    Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

    Section 55-8-54 Court-ordered indemnification.

    Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

        (1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

        (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

    Section 55-8-55 Determination and authorization of indemnification.

    (a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.

    (b) The determination shall be made:

        (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

        (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

        (3) By special legal counsel (i) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or
    (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

        (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

    (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.

    Section 55-8-56 Indemnification of officers, employees, and agents.

    Unless a corporation's articles of incorporation provide otherwise:

        (1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director;

        (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

        (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

    Section 55-8-57 Additional indemnification and insurance.

    (a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

    (b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors.

    (c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

    Section 55-8-58 Application of Part.

    (a) If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

    (b) This Part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

    (c) This Part shall not affect rights or liabilities arising out of acts or omissions occurring before July 1, 1990.

    Article Sixth of the Registrant's Restated Articles of Incorporation (the "Charter") provides that the Registrant shall, to the fullest extent permitted by law, indemnify its directors and officers against all liabilities and expenses (including attorney's fees) in any suit or proceedings, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Registrant, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were at the time taken known or believed by such director or officer to be clearly in conflict with the best interests of the Registrant. The Charter also provides that the Registrant shall indemnify any person who, at the request of the Registrant, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as trustee or administrator under any employee benefit plan. Indemnification provided under the Charter shall in each case include advances of a director's or officer's expenses prior to final disposition of such proceeding upon receipt of an undertaking to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified. The foregoing rights of indemnification under the Charter are not exclusive of any other rights to which those seeking indemnification may be entitled and shall not be limited by the provisions of Sections 55-8-50 through 55-8-58 of the NCBCA or any successor statute.

    Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses arising from any alleged wrongful act including any alleged error or misstatement or misleading statement or wrongful act or omission or neglect of duty.

    The Registrant has entered into indemnity agreements with each of its directors. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as directors, officers, employees or agents of the Registrant. The Registrant may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Registrant.

ITEM 16. EXHIBITS

    The following exhibits are filed as part of this registration statement:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------

 4.1                    Restated Articles of Incorporation of the Registrant
                        (incorporated herein by reference to Exhibit 3.1 filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 26, 1998, as amended by Amendment Number
                        1 thereto on Form 10-K/A filed on March 24, 1999 (File No.
                        1-13163), filed under the Securities Exchange Act of 1934)

 4.2                    Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 filed with the Registrant's Annual Report on
                        Form 10-K for the fiscal year ended December 26, 1998, as
                        amended by Amendment Number 1 thereto on Form 10-K/A filed on March 24, 1999 (File No. 1-13163), filed under the
                        Securities Exchange Act of 1934)

 4.3                    Rights Agreement, dated as of July 21, 1998, between the
                        Registrant and BankBoston, N.A., as Rights Agent
                        (incorporated herein by reference to Exhibit 4.01 filed on
                        July 27, 1998 with the Registrant's Quarterly Report on Form
                        10-Q for the quarter ended June 13, 1998)

 5.1                    Opinion and consent of Christian L.Campbell, Senior Vice
                        President, General Counsel and Secretary of the Registrant

 23.1                   Consent of Christian L. Campbell, Senior Vice President,
                        General Counsel and Secretary of the Registrant (included in
                        Exhibit 5.1)

 23.2                   Consent of KPMG LLP

 24.1                   Powers of attorney

ITEM 17. UNDERTAKINGS

1.  The undersigned Registrant hereby undertakes

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that the undertakings set forth in paragraphs (a) and
       (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
       Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
       Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 20th day of September, 2000.

                                                       TRICON GLOBAL RESTAURANTS, INC.

                                                       By:          /s/ CHRISTIAN L. CAMPBELL
                                                            -----------------------------------------
                                                                      Christian L. Campbell
                                                            SENIOR VICE PRESIDENT, GENERAL COUNSEL AND
                                                                            SECRETARY

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
            /s/ ANDRALL E. PEARSON *
     --------------------------------------       Chairman of the Board            September 20, 2000
               Andrall E. Pearson

                                                  Vice Chairman of the Board,
              /s/ DAVID C. NOVAK *                  Chief Executive Officer and
     --------------------------------------         President (principal           September 20, 2000
                 David C. Novak                     executive
                                                    officer)

              /s/ DAVID J. DENO *                 Chief Financial Officer
     --------------------------------------         (principal                     September 20, 2000
                 David J. Deno                      financial officer)

            /s/ BRENT A. WOODFORD *               Vice President and Controller
     --------------------------------------         (principal accounting          September 20, 2000
               Brent A. Woodford                    officer)

             /s/ D. RONALD DANIEL *
     --------------------------------------       Director                         September 20, 2000
                D. Ronald Daniel

               /s/ JAMES DIMON *
     --------------------------------------       Director                         September 20, 2000
                  James Dimon

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
            /s/ MASSIMO FERRAGAMO *
     --------------------------------------       Director                         September 20, 2000
               Massimo Ferragamo

           /s/ ROBERT HOLLAND, JR. *
     --------------------------------------       Director                         September 20, 2000
              Robert Holland, Jr.

               /s/ SIDNEY KOHL *
     --------------------------------------       Director                         September 20, 2000
                  Sidney Kohl

            /s/ KENNETH G. LANGONE *
     --------------------------------------       Director                         September 20, 2000
               Kenneth G. Langone

             /s/ JACKIE TRUJILLO *
     --------------------------------------       Director                         September 20, 2000
                Jackie Trujillo

             /s/ ROBERT J. ULRICH *
     --------------------------------------       Director                         September 20, 2000
                Robert J. Ulrich

            /s/ JEANETTE S. WAGNER *
     --------------------------------------       Director                         September 20, 2000
               Jeanette S. Wagner

             /s/ JOHN L. WEINBERG *
     --------------------------------------       Director                         September 20, 2000
                John L. Weinberg

*By:                 /s/ MATTHEW M. PRESTON
             --------------------------------------
                       Matthew M. Preston
                        Attorney-in-Fact